POWER OF ATTORNEY

The undersigned officer or Board member of the Funds listed on Attachment A hereby constitutes and appoints Kiesha Astwood, James Bitetto, Joni Lacks Charatan, Joseph M. Chioffi, Janette E. Farragher, John B. Hammalian, Maureen E. Kane, Sarah S. Kelleher and Jeff S. Prusnofsky, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Fund's Registration Statement on Form N-1A (and any and all amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Effective April 1, 2015, this document hereby revokes in its entirety the Powers of Attorney executed September 13, 2012 by the undersigned.

Except as otherwise specifically provided herein, this Power of Attorney shall not in any manner revoke in whole or in part any power of attorney that the persons whose signatures appear below previously executed.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the persons whose signatures appear below may execute, unless such subsequent power specifically provides that it revokes this Power of Attorney by referring to the date of execution of this document or specifically states that the instrument is intended to revoke all prior powers of attorney.

/s/Bradley J. Skapyak Bradley J. Skapyak President (Principal Executive Officer)	March 11, 2015
/s/James Windels James Windels Treasurer (Principal Financial and Accounting Officer)	March 11, 2015
/s/Joseph S. DiMartino Joseph S. DiMartino Chairman of the Board	March 11, 2015
/s/Peggy C. Davis Peggy C. Davis Board Member	March 11, 2015

/s/David P. Feldman David P. Feldman Board Member	March 11, 2015
/s/Ehud Houminer Ehud Houminer Board Member	March 11, 2015
/s/Lynn Martin Lynn Martin Board Member	March 11, 2015
/s/Robin A. Melvin Robin A. Melvin Board Member	March 11, 2015
/s/Martin Peretz Martin Peretz Board Member	March 11, 2015

STATE OF NEW YORK	)
) ss
COUNTY OF NEW YORK	)

On March 11, 2015 before me, the undersigned, personally appeared the above-named individuals, each personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed the instrument.

WITNESS my hand and official seal.
/s/Loretta Johnston Loretta Johnston Notary Public

ATTACHMENT A

Advantage Funds, Inc.

Dreyfus 100% U.S. Treasury Money Market Fund

Dreyfus Growth and Income Fund, Inc.

Dreyfus Index Funds, Inc.

Dreyfus International Funds, Inc.

Dreyfus Manager Funds I

Dreyfus Manager Funds II

Dreyfus Midcap Index Fund, Inc.

Dreyfus New Jersey Municipal Bond Fund, Inc.

Dreyfus Premier Investment Funds, Inc.

Dreyfus Research Growth Fund, Inc.

Dreyfus Stock Index Fund, Inc.

Dreyfus U.S. Treasury Intermediate Term Fund

Dreyfus U.S. Treasury Long Term Fund

Dreyfus Variable Investment Fund